EXHIBIT 4

Power of Attorney

Globalstar Satellite, LP, a Colorado limited partnership whose address is 1735 19th Street, Denver, Colorado 80202 (the “Company”), hereby appoints Richard S. Roberts, Patricia O. Lowry and Bridget C. Hoffman, or any of them, as its true and lawful attorney-in-fact to sign on its behalf individually and to file with the Securities and Exchange Commission any schedules or other filings or amendments thereto made by the Company pursuant to Section 13 of the Securities and Exchange Act of 1934 and related to Globalstar, Inc.

IN WITNESS WHEREOF, the undersigned officer of the Company’s general partner has hereunto set his hand this 12th day of February, 2007.

GLOBALSTAR SATELLITE, LP

By:	/s/ James Monroe III
James Monroe III
President of General Partner